                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 18, 2004, relating to the financial statements and financial highlights which appears in the December 31, 2003 Annual Report to Shareholders of International Value Fund, Emerging Markets Fund, and International Growth Fund (each a series of Hansberger Institutional Series), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP



Boston, Massachusetts




April 27, 2004